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                                  UNITED STATES
                       SECURlTIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                                (Amendment No.)*

                            Heritage Bancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  42722G 10 3
  -----------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box -- if a fee is being paid with the statement (A fee is not required only if the reporting person: (I) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has held no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 42722G 10 3
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Lance S. Gad
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                               (b) /X /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA
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                           5  SOLE VOTING POWER
NUMBER OF                           45,950
                  --------------------------------------------------------------
SHARES

BENEFICIALLY               6  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           7 SOLE DISPOSITIVE POWER
                                    45,950
PERSON   -----------------------------------------------------------------------

WITH                       8 SHARED DISPOSITIVE POWER

                  --------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     45,950
--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                        / /
--------------------------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  9.35%
--------------------------------------------------------------------------------

12 TYPE OF REPORTING PERSON* IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1

a        Heritage Bancshares, Inc.
b        102 West High Street
         Terrell, Texas 75160
Item 2

a         Name of Person Filing
          Lance S. Gad

b        Address of Principal Business Office or, if none, Residence
         1250 Fence Row Drive
         Fairfield, CT 06430
c        Citizenship
         U.S.A.
d        Title of Class of Securities
         Common Stock
e        CUSIP Number
         42722G 10 3

Item 3

N/A

Item 4

a        Amount Beneficially Owned  45,950 shares

b        Percent of Class 9.35%

c        Number of shares as to which such person has:

         i        sole power to vote or to direct the vote 45,950 shares
         ii       shared power to vote or to direct the vote N/A
         iii      sole power to dispose or to direct the disposition of 45,950 shares
         iv       shared power to dispose or to direct the disposition of N/A

Item 5            N/A

Item 6            N/A

Item 7            N/A

Item 8            N/A

Item 10  Certification




     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       Date:  March 10, 2002



                                                                ss/Lance S. Gad
                                                        Lance S. Gad, Principal